UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 3, 2013

Date of report (Date of

earliest event reported)

ALLY FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-3754

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center

P.O. Box 200 Detroit, Michigan

48265-2000

(Address of principal executive offices)

(Zip Code)

(866) 710-4623

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Ally Financial Inc. (“Ally”) previously announced that it had reached an agreement to sell, among other things, its operations in Europe (“European Operations”) pursuant to a Purchase and Sale Agreement, dated November 21, 2012, between Ally and General Motors Financial Company, Inc. (“GMF”), a wholly owned subsidiary of General Motors Co., as subsequently amended and restated on February 22, 2013 (as amended and restated, the “Purchase and Sale Agreement”).

On June 3, 2013, Ally completed the sale of its remaining European Operations, which included primarily its operations in France (the “Sold Businesses”). The disposition of the Sold Businesses under the Purchase and Sale Agreement took the form of the sale of equity interests directly and indirectly held by Ally in the entities comprising the Sold Businesses. Ally received approximately $150 million in total consideration at closing, which is subject to certain post-closing adjustments based on the actual net asset value of the Sold Businesses and certain other items.

The Sold Businesses were classified by Ally as discontinued operations as of December 31, 2012, and its operating results were removed from Ally’s continuing operations and were presented separately as discontinued operations, net of tax, in Ally’s Consolidated Financial Statements, included in Ally’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as Ally’s Quarterly Report on Form 10-Q for the three-months ended March 31, 2013. Earlier this year, Ally completed sales of its European Operations in Germany, the United Kingdom, Austria, Italy, Switzerland, Sweden, Belgium, and the Netherlands, and its Latin American Operations in Mexico, Colombia, and Chile.

The Purchase and Sale Agreement related to the Sold Businesses was filed as Exhibit 10.21 to Ally’s Annual Report on Form 10-K filed on March 1, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Report.

Exhibit No.	Description of Exhibits

2.1	Amended and Restated Purchase and Sale Agreement, by and among Ally Financial Inc., General Motors Financial Company, Inc., and General Motors Company, dated November 21, 2012, as amended and restated as of February 22, 2013 (incorporated by reference to Exhibit 10.21 to Ally’s Annual Report on Form 10-K filed March 1, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc. (Registrant)
Date:	June 3, 2013	By:	/s/ David J. DeBrunner
			Name:	David J. DeBrunner
			Title:	Vice President, Chief Accounting Officer and Controller